Exhibit 99.1

Investor Relations:

Kathleen Nemeth

Juniper Networks

(408) 936-5397

kbela@juniper.net

Media Relations:

David Shane

Juniper Networks

(408) 936-4872

dshane@juniper.net

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

JUNIPER NETWORKS REPORTS

PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2011 FINANCIAL RESULTS

Q4 Financial Highlights:

•	Revenue: $1,120.8 million, down 6% from Q4’10 and up 1% from Q3’11

•	Operating Margin: 11.9% GAAP; 18.6% non-GAAP

•	GAAP Net Income Per Share: $0.18 diluted

•	Non-GAAP Net Income Per Share: $0.28 diluted, down 33% from Q4’10 and flat from Q3’11

2011 Financial Highlights:

•	Revenue: $4,448.7 million, up 9% from 2010

•	Operating Margin: 13.9% GAAP; 20.6% non-GAAP

•	GAAP Net Income Per Share: $0.79 diluted

•	Non-GAAP Net Income Per Share: $1.19 diluted, down 10% from 2010

SUNNYVALE, Calif., Jan. 26, 2012 - Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today reported preliminary financial results for the three and twelve months ended December 31, 2011, and provided its outlook for the three months ending March 31, 2012.

Net revenues for the fourth quarter of 2011 decreased 6% on a year-over-year basis, and increased 1% sequentially, to $1,120.8 million.

For the year ended December 31, 2011, Juniper’s revenue increased 9% on a year-over-year basis to $4,448.7 million.

The Company posted GAAP net income of $96.2 million, or $0.18 per diluted share, and non-GAAP net income of $150.1 million, or $0.28 per diluted share, for the fourth quarter of 2011. Included in the GAAP diluted earnings per share was a $0.02 cents impact for restructuring and other charges. Non-GAAP net income per diluted share decreased 33% compared to the fourth quarter of 2010 and was flat compared to the third quarter of 2011.

For the year ended December 31, 2011, GAAP net income was $425.1 million, or $0.79 per diluted share, and non-GAAP net income was $644.6 million, or $1.19 per diluted share. Non-GAAP net income per diluted share for the year ended December 31, 2011 decreased 10% on a year-over-year basis. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Share-Based Compensation Related Payroll Tax by Category table below.

“While the fourth quarter was softer than we had anticipated primarily due to weak demand from service providers, Juniper delivered record revenues in a year where macro economic uncertainty increased as the year unfolded,” said Kevin Johnson, president and CEO. “During the year, we introduced innovative new products across our portfolio that we believe will enable Juniper to continue to grow faster than the markets we serve. We are confident in our strategy and our innovation pipeline, and we remain committed to delivering differentiated solutions that are highly relevant to our customers.”

Juniper’s GAAP operating margin for the fourth quarter of 2011 was 11.9% compared to 12.4% in the third quarter of 2011, and 19.1% in the prior year fourth quarter. Non-GAAP operating margin for the fourth quarter of 2011 was 18.6% compared to 20.0% in the third quarter of 2011, and 24.5% in the prior year fourth quarter. For the fiscal year 2011, Juniper’s GAAP operating margin was 13.9% compared to 18.8% for the prior fiscal year. Non-GAAP operating margin for the fiscal year 2011 was 20.6% compared to 24.0% in the fiscal year 2010.

“The December quarter was an atypical and unexpectedly weak finish to the year, with reduced spending by some of our largest customers.” said Robyn Denholm, Juniper’s chief financial officer. “While long-term industry fundamentals remain strong, we expect the near-term environment to remain challenging. We will invest in support of our strategy while continuing our focus on execution and prudent cost management.”

Other Financial Highlights

Total cash, cash equivalents and investments as of the fourth quarter of 2011 was $4,292.4 million, compared to $4,130.3 million as of the third quarter of 2011 and $2,821.6 million as of the fourth quarter of 2010.

Juniper generated net cash from operations in the fourth quarter of 2011 of $243.6 million, compared to net cash provided by operations of $185.2 million in the third quarter of 2011, and $371.0 million in the fourth quarter of 2010. For the year ended December 31, 2011, Juniper generated net cash from operations of $986.7 million, compared to $812.3 million in 2010.

Days sales outstanding in accounts receivable (“DSO”) was 46 days in the fourth quarter of 2011, compared to 36 days in the prior quarter and 45 days in the fourth quarter of 2010.

For the year ended December 31, 2011, Juniper repurchased 17.5 million shares, at an average share price of $30.93 per share, for a total of $541.2 million, which largely offset stock issued through our employee equity programs.

Capital expenditures, as well as depreciation and amortization of intangible assets expense during the fourth quarter of 2011, were $78.4 million and $43.3 million, respectively. Capital expenditures, as well as depreciation and amortization of intangible assets expense during the fiscal year 2011, were $266.3 million and $169.3 million, respectively.

Outlook

We believe the long-term demand fundamentals remain intact and we are confident about the growth potential of our new product portfolio. However, our outlook for the March quarter reflects near-term uncertainty in the macro-environment and the effect it may have on the level, timing, and prioritization of customer demand.

•	Juniper estimates revenue for the first quarter ending March 31, 2012, to be in the range of $960 million to $990 million.

•	Juniper estimates that its non-GAAP gross margin will be in the range of 63% and 64% in the first quarter.

•

Juniper estimates that its non-GAAP operating expenses will increase in the first quarter compared to the fourth quarter 2011, primarily due to typical fringe-related employee expenses and variable compensation.

•	Juniper expects its non-GAAP operating margin for the first quarter to be in the range of 11% and 13%.

•

Juniper estimates that its non-GAAP net income per share will range between $0.11 and $0.14 on a diluted basis, assuming a flat share count and estimated non-GAAP tax rate of 29%. This tax rate includes an estimated $0.01 cent quarterly impact on non-GAAP earnings per share assuming no renewal of the R&D tax credit.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition related charges, restructuring charges, impairment charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Web Cast

Juniper Networks will host a conference call web cast today, January 26, 2012, at 2:00 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.

To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial +1-201-689-8033. Please call ten minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net).

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenues:
Product	$847,461	$962,209	$3,478,264	$3,258,651
Service	273,296	227,732	970,445	834,615

Total net revenues	1,120,757	1,189,941	4,448,709	4,093,266
Cost of revenues:
Product	310,537	299,699	1,155,283	1,000,865
Service	111,285	98,241	424,836	350,654

Total cost of revenues	421,822	397,940	1,580,119	1,351,519

Gross margin	698,935	792,001	2,868,590	2,741,747
Operating expenses:
Research and development	250,465	254,942	1,026,790	917,855
Sales and marketing	253,201	257,690	1,001,060	857,072
General and administrative	45,493	45,068	179,132	177,859
Amortization of purchased intangible assets	1,227	972	5,366	4,230
Restructuring and other charges	15,014	2,255	30,564	10,805
Acquisition-related and other charges	350	4,276	7,154	6,342

Total operating expenses	565,750	565,203	2,250,066	1,974,163

Operating income	133,185	226,798	618,524	767,584
Other (expense) income, net	(10,701)	4,841	(46,808)	10,570

Income before income taxes and noncontrolling interest	122,484	231,639	571,716	778,154
Income tax provision	26,321	41,556	146,704	158,781

Consolidated net income	96,163	190,083	425,012	619,373
Adjust for net loss (income) attributable to noncontrolling interest	—	150	124	(971)

Net income attributable to Juniper Networks	$96,163	$190,233	$425,136	$618,402

Net income per share attributable to Juniper Networks common stockholders:
Basic	$0.18	$0.36	$0.80	$1.18

Diluted	$0.18	$0.35	$0.79	$1.15

Shares used in computing net income per share:
Basic	526,124	523,556	529,768	522,444

Diluted	533,335	541,464	541,417	538,790

Juniper Networks, Inc.

Preliminary Net Revenues by Reportable Segment

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Infrastructure:
Routers – Product	$506,573	$639,289	$2,287,432	$2,134,488
Routers – Service	174,297	144,377	606,934	521,248

Infrastructure Revenue – Routers	680,870	783,666	2,894,366	2,655,736

Switches – Product	157,053	118,363	493,149	377,096
Switches – Service	11,349	5,125	35,091	17,442

Infrastructure Revenue – Switches	168,402	123,488	528,240	394,538

Total Infrastructure Revenue	$849,272	$907,154	$3,422,606	$3,050,274

Service Layer Technologies:
Service Layer Technologies – Product	$183,835	$204,557	$697,683	$747,067
Service Layer Technologies – Service	87,650	78,230	328,420	295,925

Total Service Layer Technologies Revenue	$271,485	$282,787	$1,026,103	$1,042,992

Total Revenue	$1,120,757	$1,189,941	$4,448,709	$4,093,266

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Americas	$521,157	$580,120	$2,238,049	$2,095,556
Europe, Middle East, and Africa	399,612	359,761	1,339,779	1,189,266
Asia Pacific	199,988	250,060	870,881	808,444

Total	$1,120,757	$1,189,941	$4,448,709	$4,093,266

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Service Provider	$676,505	$783,841	$2,833,035	$2,631,486
Enterprise	444,252	406,100	1,615,674	1,461,780

Total	$1,120,757	$1,189,941	$4,448,709	$4,093,266

Juniper Networks, Inc.

Preliminary Share-Based Compensation by Category

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Cost of revenues – Product	$1,219	$1,260	$4,619	$4,353
Cost of revenues – Service	3,626	3,632	15,736	13,523
Research and development	22,224	23,481	97,677	78,461
Sales and marketing	17,899	15,929	70,868	54,949
General and administrative	7,557	8,100	33,258	30,671

Total	$52,525	$52,402	$222,158	$181,957

Juniper Networks, Inc.

Preliminary Share-Based Compensation Related Payroll Tax by Category

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Cost of revenues – Product	$2	$66	$301	$197
Cost of revenues – Service	4	319	942	689
Research and development	17	793	3,402	2,206
Sales and marketing	52	1,177	4,100	2,912
General and administrative	8	182	501	429

Total	$83	$2,537	$9,246	$6,433

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2011	2010	2011	2010
GAAP Cost of revenues - Product		$310,537	$299,699	$1,155,283	$1,000,865
Share-based compensation expense	C	(1,219)	(1,260)	(4,619)	(4,353)
Share-based compensation related payroll tax	C	(2)	(66)	(301)	(197)
Amortization of purchased intangible assets	A	(5,693)	(2,554)	(21,767)	(4,301)
Acquisition-related and other charges	A,B	—	—	(2,487)	—

Non-GAAP Cost of revenues - Product		303,623	295,819	1,126,109	992,014

GAAP Cost of revenues - Service		111,285	98,241	424,836	350,654
Share-based compensation expense	C	(3,626)	(3,632)	(15,736)	(13,523)
Share-based compensation related payroll tax	C	(4)	(319)	(942)	(689)

Non-GAAP Cost of revenues - Service		107,655	94,290	408,158	336,442

GAAP Gross margin - Product		536,924	662,510	2,322,981	2,257,786
Share-based compensation expense	C	1,219	1,260	4,619	4,353
Share-based compensation related payroll tax	C	2	66	301	197
Amortization of purchased intangible assets	A	5,693	2,554	21,767	4,301
Acquisition-related and other charges	A,B	—	—	2,487	—

Non-GAAP Gross margin - Product		543,838	666,390	2,352,155	2,266,637

GAAP Product gross margin as a % of product revenue		63.4%	68.9%	66.8%	69.3%
Share-based compensation expense as a % of product revenue	C	0.1%	0.1%	0.1%	0.2%
Share-based compensation related payroll tax as a % of product revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of product revenue	A	0.7%	0.3%	0.6%	0.1%
Acquisition-related and other charges as a % of product revenue	A,B	—%	—%	0.1%	—%

Non-GAAP Product gross margin as a % of product revenue		64.2%	69.3%	67.6%	69.6%

GAAP Gross margin - Service		162,011	129,491	545,609	483,961
Share-based compensation expense	C	3,626	3,632	15,736	13,523
Share-based compensation related payroll tax	C	4	319	942	689

Non-GAAP Gross margin - Service		$165,641	$133,442	$562,287	$498,173

GAAP Service gross margin as a % of service revenue		59.3%	56.9%	56.2%	58.0%
Share-based compensation expense as a % of service revenue	C	1.3%	1.6%	1.6%	1.6%
Share-based compensation related payroll tax as a % of service revenue	C	—%	0.1%	0.1%	0.1%

Non-GAAP Service gross margin as a % of service revenue		60.6%	58.6%	57.9%	59.7%

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2011	2010	2011	2010
GAAP Gross margin		$698,935	$792,001	$2,868,590	$2,741,747
Share-based compensation expense	C	4,845	4,892	20,355	17,876
Share-based compensation related payroll tax	C	6	385	1,243	886
Amortization of purchased intangible assets	A	5,693	2,554	21,767	4,301
Acquisition-related and other charges	A,B	—	—	2,487	—

Non-GAAP Gross margin		709,479	799,832	2,914,442	2,764,810

GAAP Gross margin as a % of revenue		62.4%	66.6%	64.5%	67.0%
Share-based compensation expense as a % of revenue	C	0.4%	0.4%	0.5%	0.4%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.5%	0.2%	0.4%	0.1%
Acquisition-related and other charges as a % of revenue	A,B	—%	—%	0.1%	—%

Non-GAAP Gross margin as a % of revenue		63.3%	67.2%	65.5%	67.5%

GAAP Research and development expense		250,465	254,942	1,026,790	917,855
Share-based compensation expense	C	(22,224)	(23,481)	(97,677)	(78,461)
Share-based compensation related payroll tax	C	(17)	(793)	(3,402)	(2,206)

Non-GAAP Research and development expense		228,224	230,668	925,711	837,188

GAAP Sales and marketing expense		253,201	257,690	1,001,060	857,072
Share-based compensation expense	C	(17,899)	(15,929)	(70,868)	(54,949)
Share-based compensation related payroll tax	C	(52)	(1,177)	(4,100)	(2,912)

Non-GAAP Sales and marketing expense		235,250	240,584	926,092	799,211

GAAP General and administrative expense		45,493	45,068	179,132	177,859
Share-based compensation expense	C	(7,557)	(8,100)	(33,258)	(30,671)
Share-based compensation related payroll tax	C	(8)	(182)	(501)	(429)

Non-GAAP General and administrative expense		37,928	36,786	145,373	146,759

GAAP Operating expense		565,750	565,203	2,250,066	1,974,163
Share-based compensation expense	C	(47,680)	(47,510)	(201,803)	(164,081)
Share-based compensation related payroll tax	C	(77)	(2,152)	(8,003)	(5,547)
Amortization of purchased intangible assets	A	(1,227)	(972)	(5,366)	(4,230)
Restructuring and other charges	B	(15,014)	(2,255)	(30,564)	(10,805)
Acquisition-related and other charges	A,B	(350)	(4,276)	(7,154)	(6,342)

Non-GAAP Operating expense		$501,402	$508,038	$1,997,176	$1,783,158

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2011	2010	2011	2010
GAAP Operating income		$133,185	$226,798	$618,524	$767,584
Share-based compensation expense	C	52,525	52,402	222,158	181,957
Share-based compensation related payroll tax	C	83	2,537	9,246	6,433
Amortization of purchased intangible assets	A	6,920	3,526	27,133	8,531
Restructuring and other charges	B	15,014	2,255	30,564	10,805
Acquisition-related and other charges	A,B	350	4,276	9,641	6,342

Non-GAAP Operating income		208,077	291,794	917,266	981,652

GAAP Operating margin		11.9%	19.1%	13.9%	18.8%
Share-based compensation expense as a % of revenue	C	4.7%	4.3%	5.0%	4.3%
Share-based compensation related payroll tax as a % of revenue	C	—%	0.2%	0.2%	0.2%
Amortization of purchased intangible assets as a % of revenue	A	0.7%	0.3%	0.6%	0.2%
Restructuring and other charges as a % of revenue	B	1.3%	0.2%	0.7%	0.3%
Acquisition-related and other charges as a % of revenue	A,B	—%	0.4%	0.2%	0.2%

Non-GAAP Operating margin		18.6%	24.5%	20.6%	24.0%

GAAP Other (expense) income, net	E	(10,701)	4,841	(46,808)	10,570
(Gain)/loss on equity investments	B	(656)	(5,421)	326	(8,653)

Non-GAAP Other (expense) income, net	E	(11,357)	(580)	(46,482)	1,917

GAAP Income tax provision		26,321	41,556	146,704	158,781
Non-recurring income tax adjustment	B	—	—	—	54,069
Income tax effect of non-GAAP exclusions	B	20,282	21,219	79,579	59,258

Non-GAAP Provision for income tax		46,603	62,775	226,283	272,108

Non-GAAP Income tax rate		23.7%	21.6%	26.0%	27.7%

Non-GAAP Income before income taxes and noncontrolling interest*		$196,720	$291,214	$870,784	$983,569

*	Consists of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except per share amounts and percentages)

(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2011	2010	2011	2010
GAAP Net income attributable to Juniper Networks		$96,163	$190,233	$425,136	$618,402
Share-based compensation expense	C	52,525	52,402	222,158	181,957
Share-based compensation related payroll tax	C	83	2,537	9,246	6,433
Amortization of purchased intangible assets	A	6,920	3,526	27,133	8,531
Restructuring and other charges	B	15,014	2,255	30,564	10,805
Acquisition-related and other charges	A,B	350	4,276	9,641	6,342
(Gain)/loss on equity investments	B	(656)	(5,421)	326	(8,653)
Non-recurring income tax adjustments	B	—	—	—	(54,069)
Income tax effect of non-GAAP exclusions	B	(20,282)	(21,219)	(79,579)	(59,258)

Non-GAAP Net income		$150,117	$228,589	$644,625	$710,490

Non-GAAP Net income per share:
Basic	D	$0.29	$0.44	$1.22	$1.36

Diluted	D	$0.28	$0.42	$1.19	$1.32

Shares used in computing non-GAAP net income per share:
Basic	D	526,124	523,556	529,768	522,444

Diluted	D	533,335	541,464	541,417	538,790

GAAP Net income attributable to Juniper Networks as a % of revenue		8.6%	16.0%	9.6%	15.1%
Share-based compensation expense as a % of revenue	C	4.7%	4.4%	5.0%	4.4%
Share-based compensation related payroll tax as a % of revenue	C	—%	0.2%	0.2%	0.2%
Amortization of purchased intangible assets as a % of revenue	A	0.7%	0.3%	0.6%	0.2%
Restructuring and other charges as a % of revenue	B	1.3%	0.2%	0.7%	0.3%
Acquisition-related and other charges as a % of revenue	A,B	—%	0.4%	0.2%	0.2%
(Gain)/loss on equity investments	B	(0.1)%	(0.5)%	—%	(0.2)%
Non-recurring income tax adjustments as a % of revenue	B	—%	—%	—%	(1.3)%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(1.8)%	(1.8)%	(1.8)%	(1.5)%

Non-GAAP Net income as a % of revenue		13.4%	19.2%	14.5%	17.4%

Discussion of Non-GAAP Financial Measures

The table above includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin; product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; other income and expense, net; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. We began to include share-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of common stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to share-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our share-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of share-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Note E: Other Income and Expense. GAAP and non-GAAP other (expense) income, net, consist primarily of interest income, interest expense and other non-operational income and expense items. As noted in Note B above, we exclude gains or losses from equity investments in our computation of non-GAAP other (expense) income.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,910,420	$1,811,887
Short-term investments	641,323	474,514
Accounts receivable, net of allowances	577,386	596,622
Deferred tax assets, net	154,310	161,535
Prepaid expenses and other current assets	156,222	169,812

Total current assets	4,439,661	3,214,370
Property and equipment, net	598,581	493,881
Long-term investments	740,659	535,178
Restricted cash	78,307	119,346
Purchased intangible assets, net	123,114	121,803
Goodwill	3,928,144	3,927,807
Other long-term assets	75,354	55,466

Total assets	$9,983,820	$8,467,851

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$324,843	$292,270
Accrued compensation	223,018	256,746
Deferred revenue	712,663	660,264
Other accrued liabilities	206,179	262,696

Total current liabilities	1,466,703	1,471,976
Long-term debt	999,034	—
Long-term deferred revenue	254,364	224,165
Long-term income tax payable	108,471	103,823
Other long-term liabilities	65,590	59,087

Total liabilities	2,894,162	1,859,051
Total equity	7,089,658	6,608,800

Total liabilities and equity	$9,983,820	$8,467,851

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$425,012	$619,373
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	170,038	155,288
Non-cash portion of share-based compensation	217,761	177,825
Loss/(gain) on equity investments	326	(8,653)
Deferred income taxes	7,225	64,035
Excess tax benefits from share-based compensation	(44,961)	(48,500)
Other charges	13,462	—
Changes in operating assets and liabilities:
Accounts receivable, net	18,633	(129,199)
Prepaid expenses and other assets	28,488	(129,292)
Accounts payable	33,871	48,217
Accrued compensation	(32,228)	78,071
Accrued litigation settlements	—	(169,330)
Other accrued liabilities	66,852	26,606
Deferred revenue	82,247	127,894

Net cash provided by operating activities	986,726	812,335
Cash flows from investing activities:
Purchases of property and equipment, net	(266,314)	(185,291)
Purchases of trading investments	(5,214)	(2,754)
Purchases of available-for-sale investments	(2,297,363)	(1,577,758)
Proceeds from sales of available-for-sale investments	1,281,236	537,916
Proceeds from maturities of available-for-sale investments	645,362	1,086,514
Payment for business acquisition, net of cash and cash equivalents acquired	(30,720)	(374,765)
Changes in restricted cash	(1,174)	(12,424)
Purchases of privately-held and other equity investments, net	(33,051)	(4,188)

Net cash used in investing activities	(707,238)	(532,750)
Cash flows from financing activities:
Proceeds from issuance of common stock	346,951	451,039
Purchases and retirement of common stock	(548,590)	(565,473)
Issuance of long-term debt, net	991,556	—
Change in customer financing arrangements	(15,833)	(3,487)
Excess tax benefits from share-based compensation	44,961	48,500
Return of capital to noncontrolling interest	—	(3,000)

Net cash provided by (used in) financing activities	819,045	(72,421)

Net increase in cash and cash equivalents	1,098,533	207,164
Cash and cash equivalents at beginning of period	1,811,887	1,604,723

Cash and cash equivalents at end of period	$2,910,420	$1,811,887

Juniper Networks, Inc.

Cash, Cash Equivalents, and Investments

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$2,910,420	$1,811,887
Short-term investments	641,323	474,514
Long-term investments	740,659	535,178

Total	$4,292,402	$2,821,579